Exhibit 10.25

AMENDMENT NO. 1

TO THE

BRIGHTVIEW HOLDINGS, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the BrightView Holdings, Inc. 2018 Employee Stock Purchase Plan (the “Plan”) was adopted by BrightView Holdings, Inc. (the “Company”) and became effective on June 27, 2018;

WHEREAS, pursuant to Section 20 of the Plan, the Board of Directors of the Company (the “Board”) is authorized to amend the Plan at any time and for any reason; and

WHEREAS, the Board desires to amend the Plan, in the manner set forth in paragraph 1 below.

NOW THEREFORE, the Plan is hereby amended as set forth below.

1.	Section 8(a) of the Plan is hereby deleted in its entirety and replaced with the following, new Section 8(a):

Unless a Participant withdraws from the Plan as provided in Section 10 of the Plan, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be returned to the Participant. Any other funds left over in a Participant’s account after the Exercise Date will also be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

2.	The Plan is hereby ratified and confirmed in all other respects.